Exhibit C

STANDSTILL AGREEMENT

THIS STANDSTILL AGREEMENT (this “Agreement”) dated as of June 19, 2013, is entered into by and between John J. Sherman (“Sherman”), and Crestwood Holdings LLC, a Delaware limited liability company (“Holdings”).

WITNESSETH:

WHEREAS, Holdings has entered into that certain Purchase and Sale Agreement dated as of May 5, 2013 (the “Purchase Agreement”) with Crestwood Gas Services Holdings LLC, Inergy Holdings GP, LLC (“Inergy Holdings GP”) and NRGP Limited Partner, LLC (“NRGP LP”) (any capitalized term used but not defined in this Agreement shall have the meaning given such term in the Purchase Agreement);

WHEREAS, prior to the Closing, Sherman controls Inergy Holdings GP and NRGP LP;

WHEREAS, Inergy Holdings GP and NRGP indirectly own 100% of Inergy GP, LLC (the “General Partner”), the managing general partner of Inergy, L.P. (“Inergy”);

WHEREAS, Sherman will receive valuable consideration as a result of the Closing; and

WHEREAS, under Section 9.02 of the Purchase Agreement, the execution and delivery by Sherman of this Agreement is a condition precedent to the Closing.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

1.	From the date hereof through and including the fifth anniversary of the date hereof, Sherman will not, directly or indirectly, through affiliates, agents, representatives or otherwise:

a.	Call (or participate in a group calling) a meeting of the limited partners of Inergy for the purpose of removing (or approving the removal of) the General Partner as managing general partner of Inergy and/or electing a successor managing general partner of Inergy;

b.	“Solicit” any “proxies” (as such terms are used in the rules of the Securities Exchange Commission) or votes for or in support of (i) the removal of the General Partner as managing general partner of Inergy or (ii) the election of any successor managing general partner of Inergy, or take any action the effect or purpose of which would be to induce limited partners of Inergy to vote or provide proxies that may be voted in favor of any action contemplated by either of sub clauses (i) or (ii);

c.	Seek to advise or influence any person (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the voting of any limited partner interests of Inergy in connection with the removal (or approving the removal) of the General Partner as managing general partner of Inergy and/or the election of a successor managing general partner of Inergy;

d.	Issue, induce or assist in the publication of any press release, media report or other publication in connection with the potential or proposed removal of the General Partner as managing general partner of Inergy (including with respect to Inergy Midstream, L.P.) and/or the election of a successor managing general partner of Inergy;

e.	Instigate or encourage any third party to do any of the foregoing; or

f.	If the General Partner is removed as managing general partner of Inergy, participate in any way in the management, ownership and/or control of the successor managing general partner or the successor managing general partner’s operation of Inergy; provided, however, this clause f. shall not apply if Sherman has strictly complied with each of his obligations set forth in clauses a. through e., inclusive, of this Section 1.

2.	Notwithstanding anything to the contrary in this Agreement, the foregoing shall not in any way limit the right of Sherman or his Affiliates to vote their limited partner interests in Inergy at any meeting of limited partner of Inergy so long as there has been no breach of Section 1 of this Agreement.

3.	Sherman acknowledges that Holdings would suffer irreparable damage upon any breach of this Agreement by Sherman or any of his affiliates, agents or representatives, and agrees that Holdings shall be entitled to equitable relief, in addition to any other available remedies, in connection with any actual or threatened breach of this letter agreement by Sherman or any of his affiliates, agents or representatives, and that no showing of actual damage or posting of any bond or other security shall be required in connection therewith. Such remedies shall be cumulative and not exclusive and shall be in addition to any other remedies which Holdings may have under this Agreement or otherwise.

4.	Miscellaneous Matters.

a.	To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. Each of the parties hereto agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each of the parties hereto irrevocably and unconditionally confirms and agrees that it is and shall continue to be (a) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware and (b) subject to service of process in the State of Delaware. Each party hereto hereby irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (and, if such court shall not have subject matter jurisdiction, any Delaware state court and the federal court of the United States located in the State of Delaware for any Proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement (and agrees not to commence any litigation relating thereto except in such courts); (ii) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum; and (iii) acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the transactions contemplated by this Agreement.

b.	Except for the Purchase Agreement and the Contribution Agreement, this Agreement constitutes the entire agreement between and among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of such parties, and there are no representations, warranties or other agreements between or among such parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.

c.	No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

d.	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

e.	None of the provisions of this Agreement shall be for the benefit of or enforceable by any third Person, including any creditor of any Party or any of their Affiliates. No such third Person shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any liability (or otherwise) against any party.

f.	No party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise), except that Holdings may assign its rights under this Agreement to any Person that acquires direct or indirect ownership of the General Partner. Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

g.	If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of such parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the fullest extent possible.

h.	This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one instrument. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

/s/ John J. Sherman
Name: JOHN J. SHERMAN

Signature Page to Standstill Agreement

CRESTWOOD HOLDINGS LLC

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	President

Signature Page to Standstill Agreement